Exhibit 99.1

Press Release

Miller Corporate Center

For Immediate Release

MARTHA N. SULLIVAN APPOINTED TO

AVERY DENNISON BOARD OF DIRECTORS

PASADENA, Calif., February 28, 2013 — Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has appointed Martha N. Sullivan a director, effective February 27, 2013.

Sullivan, 56, is the president and chief executive officer of Sensata Technologies Holding N.V., one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions.

“Martha’s experience with sensors and control systems and the many ways they can be used to improve lives will be invaluable to Avery Dennison as we advance the use of RFID and other information technologies,” said Dean A. Scarborough, Avery Dennison chairman, president and chief executive officer.

An engineer by training with nearly 30 years of experience, Ms. Sullivan joined Sensata’s predecessor company, Texas Instruments Inc., in 1984 and rose through management positions of increasing responsibility, including vice president of sensor products, to become chief operating officer of Sensata in 2006. She was named president in 2010, and became chief executive officer in January 2013.

Sullivan holds a Bachelor of Science degree in Mechanical Engineering from Michigan Technological University, which awarded her an Honorary Doctorate in Philosophy in 2012. She has served on the President’s Alumni Council of the university as well as the Key Executive Council of Rensselaer Polytechnic Institute and the International Supplier Advisory Council of Ford Motor Company.

About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and 30,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Pasadena, California, the company reported sales from continuing operations of $6 billion in 2012.  Learn more at www.averydennison.com.

#   #   #

Contacts

Media:

David Frail (626) 304-2014

david.frail@averydennison.com

Investor Relations:

Eric M. Leeds (626) 304-2029

investorcom@averydennison.com